Exhibit 99.1
FOR IMMEDIATE RELEASE
Portman Ridge Finance Corporation Closes Merger with Logan Ridge Finance Corporation
NEW YORK, July 15, 2025 – Portman Ridge Finance Corporation (NASDAQ: PTMN) (“Portman Ridge” or “PTMN”) today announced the closing of the previously announced merger of Logan Ridge Finance Corporation (NASDAQ: LRFC) (“Logan Ridge” or “LRFC”) with and into PTMN, with PTMN remaining as the surviving company. Based on July 11, 2025 financial data, the combined company had total assets in excess of $600 million.
Ted Goldthorpe, President and Chief Executive Officer of PTMN and Head of the BC Partners Credit Platform, stated, “We would like to thank the shareholders and independent directors of both companies for their strong support throughout the merger process. With the merger now complete, we look forward to rebranding PTMN as BCP Investment Corporation later this summer, which will better reflect our affiliation with the broader BC Partners Credit Platform.
Looking forward, we are excited about the opportunities ahead. We will seek to leverage the combined company’s enhanced scale, further diversified portfolio, cost savings due to lower overall operating expenses, and improved stock trading liquidity to deliver compelling risk-adjusted returns for our shareholders.”
In connection with the closing of the merger, LRFC shareholders are entitled to receive approximately 4.0 million shares of PTMN common stock in the aggregate, or 1.5 shares of PTMN common stock for each common share of LRFC, based on the applicable exchange ratio and payment of cash in lieu of fractional shares.
Prior to the closing of the merger, LRFC’s investment adviser announced a cash payment of $0.47 per share to LRFC shareholders of record as of May 6, 2025, which is expected to be paid to the applicable legacy LRFC shareholders on or about July 25, 2025. Additionally, on July 14, 2025, LRFC’s Board of Directors declared a tax distribution of $0.38 per share to LRFC shareholders of record as of July 14, 2025, which is expected to be paid to the applicable legacy LRFC shareholders on or about July 22, 2025.
Additional Merger Related Initiatives
•In the coming weeks: Portman Ridge will rebrand and begin operating under the name BCP Investment Corporation (the “Company” or “BCIC”). In connection with the rebranding, the Company will continue to trade on the Nasdaq under the new ticker symbol “BCIC”.

•Beginning in 2026: The Company will transition to paying its currently quarterly base distribution on a monthly basis, while retaining the potential for quarterly supplemental distributions. The quarterly supplemental distributions will continue to approximate 50% of the incremental net investment income earned in excess of the base monthly distributions.
•Over the next 24 months: To further align the Company’s interests with shareholders and drive additional value creation, the Company, along with its management, its adviser and their affiliates intend to purchase up to 20% of the Company’s outstanding common stock to the extent the Company’s shares continue to trade below 80% of net asset value (“NAV”), which implies a share price of $15.08 based on Portman Ridge’s March 31, 2025 NAV per share, or approximately a 20% premium to PTMN’s June 26, 2025 closing market price. These purchases will begin no earlier than 60 calendar days following the date of the closing of the LRFC merger and may occur through various methods, including open market purchases and privately negotiated transactions, and may be conducted pursuant to Rule 10b5-1 and Rule 10b-18 trading plans. In this regard and as previously announced, PTMN’s Board of Directors has authorized an open market stock repurchase program of up to $10 million for the period from March 12, 2025, to March 31, 2026. The Company, its management and its adviser also reserve the right to conduct tender offers as part of the Company’s broader value creation initiatives.
Transaction Advisors
Keefe, Bruyette & Woods, A Stifel Company, served as financial advisor to the Special Committee of PTMN in connection with the transaction. Stradley Ronon Stevens & Young, LLP acted as the legal counsel to the Special Committee of PTMN.
Houlihan Lokey served as financial advisor to the Special Committee of LRFC in connection with the transaction. Skadden, Arps, Slate, Meagher & Flom LLP acted as the legal counsel to the Special Committee of LRFC.
Simpson Thacher & Bartlett LLP and Dechert LLP served as legal counsel to PTMN and LRFC with respect to the transaction.
About Portman Ridge Finance Corporation
PTMN is a publicly traded, externally managed closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. PTMN’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. PTMN’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P. (“BC Partners”).
PTMN’s filings with the Securities and Exchange Commission (“SEC”), earnings releases, press releases and other financial, operational and governance information are available on Portman Ridge’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit
BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades.
Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.
BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.
Cautionary Statement Regarding Forward-Looking Statements
Some of the statements in this communication constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to future operating results and distribution projections of the Company; business prospects of the Company, and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this communication involve risks and uncertainties. More information on the risks and other potential factors that could affect these forward-looking statements is included in the Registration Statement (Registration No. 333-285230) filed with the SEC (the “Registration Statement)” that contains a joint proxy statement and prospectus for PTMN and LRFC (the “Joint Proxy Statement”).
Although the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that the Company in the future may file with the SEC, including the Registration Statement and Joint Proxy Statement, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
Contacts:
Portman Ridge Finance Corporation
650 Madison Avenue, 3rd floor
New York, NY 10022
Brandon Satoren
Chief Financial Officer
Brandon.Satoren@bcpartners.com
(212) 891-2880

The Equity Group Inc.
Lena Cati
lcati@equityny.com
(212) 836-9611
Val Ferraro
vferraro@equityny.com
(212) 836-9633